Exhibit 99.1

Natus Medical Announces 2009 Second Quarter Financial Results and Increases 2009 Guidance

SAN CARLOS, Calif.--(BUSINESS WIRE)--July 30, 2009--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and six months ended June 30, 2009.

For the second quarter ended June 30, 2009, Natus reported revenue of $37.3 million, compared to $39.9 million reported in the comparable quarter of the previous year. Net income was $2.3 million, or $0.08 per diluted share, for the second quarter of 2009, compared with net income of $3.8 million, or $0.15 per diluted share, for the second quarter of 2008.

For the six months ended June 30, 2009, the Company reported net income of $3.1 million, or $0.11 per diluted share, compared to net income of $6.4 million, or $0.26 per diluted share, for the comparable period in 2008.

“We are pleased with our second quarter results, even though our revenue was down compared to last year, as we were able to outperform on our expectations,” said Jim Hawkins, President and Chief Executive Officer of the Company. “This is extremely satisfying since we believe hospitals continue to significantly limit spending on capital equipment.”

“The strength of our sales in the second quarter was across our newborn hearing, neurology, and newborn care product lines. Our international business also performed well,” added Hawkins. “I am also happy to report that we generated $7 million in cash during the quarter.”

“We expect continued stabilization in our core businesses and to have sequential revenue and earnings growth,” stated Hawkins.

As of June 30, 2009 the Company had cash, cash equivalents, and short-term investments of $68.6 million, stockholders' equity of approximately $233 million, and working capital of approximately $111 million.

2009 Guidance

Natus increased its revenue and earnings guidance for the full year 2009 and provided guidance for the third and fourth quarters. For the full year 2009, the Company now expects revenue to range from $149 million to $151 million and earnings per share to range from $0.35 to $0.37. The Company had previously said it expected that revenue would range from $143 million to $146 million and earnings per share would range from $0.31 to $0.34.

For the third quarter 2009, the Company expects revenue to range from $38 million to $39 million and earnings per share to range from $0.10 to $0.11. This compares to revenue of $41.7 million and earnings per share of $0.17 reported in the third quarter of 2008.

For the fourth quarter of 2009, the Company expects revenue to range from $40 million to $41 million and earnings per share to range from $0.14 to $0.15. This compares to revenue of $43.4 million dollars and earnings of per share of $0.22 reported in the fourth quarter of 2008.

The Company’s 2009 guidance is on a GAAP basis, including the impact of expensing employee equity based compensation; however, it does not include the impact of any acquisition-related charges associated with the Hawaii Medical acquisition or other acquisition or restructuring related charges that may be incurred in 2009. All earnings per share amounts are on a diluted basis.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 788-0542 for domestic callers, or (857) 350-1680 for international callers, and entering reservation code 84103764. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 77768428.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the third and fourth quarters and full year 2009 and stabilization of the Company’s core business in the third and fourth quarters of 2009. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2008, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 2009	June 2008	June 2009	June 2008

Revenue	$37,263	$39,863	$70,620	$76,722
Cost of revenue	14,370	15,374	27,419	29,379

Gross profit	22,893	24,489	43,201	47,343

Operating expenses:
Marketing and selling	10,251	9,180	20,238	19,056
Research and development	3,950	4,068	7,664	7,895
General and administrative	5,270	5,440	10,774	10,296

Total operating expenses	19,471	18,688	38,676	37,247

Income from operations	3,422	5,801	4,525	10,096

Other income/(expense):
Interest income	73	229	178	367
Interest expense	(99)	(241)	(113)	(786)
Other income, net	413	397	448	805

Total other income/(expense)	387	385	513	386

Income before provision for income tax	3,809	6,186	5,038	10,482

Provision for income tax	1,473	2,419	1,915	4,088

Net income	$2,336	$3,767	$3,123	$6,394

Earnings per share:
Basic	$0.08	$0.16	$0.11	$0.28
Diluted	$0.08	$0.15	$0.11	$0.26

Weighted-average shares used to compute
Basic earnings per share	27,644	24,248	27,606	23,000
Diluted earnings per share	28,276	25,514	28,136	24,253

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com